SECURITIES AND EXCHANGE COMMISSION
		     	     Washington, D.C. 20549

			  	  SCHEDULE 13G
		       	      Rule 13d-1 and 13d-2
	    	    Under the Securities Exchange Act of 1934

				   Vivus, Inc.
		       		 (Name of Issuer)

			  	   Common Stock
		 	  (Title of Class of Securities)

			   	     928551100
			          (CUSIP Number)

			  	     8/5/2008
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

| | Rule 13d-1 (b)
|X| Rule 13d-1 (c)
| | Rule 13d-1 (d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



 (1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Caxton International Limited

 (2) Check the appropriate box if a member of a group (see instructions)  (a)|_|
                                                                          (b)|X|

 (3) SEC use only.

 (4) Citizenship or place of organization.
    British Virgin Islands

Number of shares beneficially owned by each reporting person with:

 (5) Sole voting power:
    0

 (6) Shared voting power:
    2,572,232

 (7) Sole dispositive power:
    0

 (8) Shared dispositive power:
    2,572,232

 (9) Aggregate amount beneficially owned by each reporting person.
    2,572,232

 (10) Check if the aggregate amount in Row (9) excludes certain shares	|_|
    (see instructions).

 (11) Percent of class represented by amount in Row 9.
     3.7%

 (12) Type of reporting person (see instructions).
     CO

 (1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Caxton Advantage Life Sciences Fund, L.P.

 (2) Check the appropriate box if a member of a group (see instructions)  (a)|_|
                                                                          (b)|X|

 (3) SEC use only.

 (4) Citizenship or place of organization.
    Delaware

Number of shares beneficially owned by each reporting person with:

 (5) Sole voting power:
    0

 (6) Shared voting power:
    1,619,286

 (7) Sole dispositive power:
    0

 (8) Shared dispositive power:
    1,619,286

 (9) Aggregate amount beneficially owned by each reporting person.
    1,619,286

 (10) Check if the aggregate amount in Row (9) excludes certain shares	|_|
    (see instructions).

 (11) Percent of class represented by amount in Row 9.
     2.3%

 (12) Type of reporting person (see instructions).
     PN

 (1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Caxton Advantage Venture Partners, L.P.

 (2) Check the appropriate box if a member of a group (see instructions)  (a)|_|
                                                                          (b)|X|

 (3) SEC use only.

 (4) Citizenship or place of organization.
    Delaware

Number of shares beneficially owned by each reporting person with:

 (5) Sole voting power:
    0

 (6) Shared voting power:
    1,619,286

 (7) Sole dispositive power:
    0

 (8) Shared dispositive power:
    1,619,286

 (9) Aggregate amount beneficially owned by each reporting person.
    1,619,286

 (10) Check if the aggregate amount in Row (9) excludes certain shares	|_|
    (see instructions).

 (11) Percent of class represented by amount in Row 9.
     2.3%

 (12) Type of reporting person (see instructions).
     PN

 (1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Advantage Life Sciences Partners, LLC

 (2) Check the appropriate box if a member of a group (see instructions)  (a)|_|
                                                                          (b)|X|

 (3) SEC use only.

 (4) Citizenship or place of organization.
    Delaware

Number of shares beneficially owned by each reporting person with:

 (5) Sole voting power:
    0

 (6) Shared voting power:
    1,619,286

 (7) Sole dispositive power:
    0

 (8) Shared dispositive power:
    1,619,286

 (9) Aggregate amount beneficially owned by each reporting person.
    1,619,286

 (10) Check if the aggregate amount in Row (9) excludes certain shares	|_|
    (see instructions).

 (11) Percent of class represented by amount in Row 9.
     2.3%

 (12) Type of reporting person (see instructions).
     CO

 (1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    CHHA LLC

 (2) Check the appropriate box if a member of a group (see instructions)  (a)|_|
                                                                          (b)|X|

 (3) SEC use only.

 (4) Citizenship or place of organization.
    Delaware

Number of shares beneficially owned by each reporting person with:

 (5) Sole voting power:
    0

 (6) Shared voting power:
    1,619,286

 (7) Sole dispositive power:
    0

 (8) Shared dispositive power:
    1,619,286

 (9) Aggregate amount beneficially owned by each reporting person.
    1,619,286

 (10) Check if the aggregate amount in Row (9) excludes certain shares	|_|
    (see instructions).

 (11) Percent of class represented by amount in Row 9.
     2.3%

 (12) Type of reporting person (see instructions).
     CO

 1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Caxton Health Holdings LLC

 (2) Check the appropriate box if a member of a group (see instructions)  (a)|_|
                                                                          (b)|X|

 (3) SEC use only.

 (4) Citizenship or place of organization.
    Delaware

Number of shares beneficially owned by each reporting person with:

 (5) Sole voting power:
    0

 (6) Shared voting power:
    1,619,286

 (7) Sole dispositive power:
    0

 (8) Shared dispositive power:
    1,619,286

 (9) Aggregate amount beneficially owned by each reporting person.
    1,619,286

 (10) Check if the aggregate amount in Row (9) excludes certain shares	|_|
    (see instructions).

 (11) Percent of class represented by amount in Row 9.
     2.3%

 (12) Type of reporting person (see instructions).
     CO

(1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Roberts, Eric

 (2) Check the appropriate box if a member of a group (see instructions)  (a)|_|
                                                                          (b)|X|

 (3) SEC use only.

 (4) Citizenship or place of organization.
    United States

Number of shares beneficially owned by each reporting person with:

 (5) Sole voting power:
    0

 (6) Shared voting power:
    1,619,286

 (7) Sole dispositive power:
    0

 (8) Shared dispositive power:
    1,619,286

 (9) Aggregate amount beneficially owned by each reporting person.
    1,619,286

 (10) Check if the aggregate amount in Row (9) excludes certain shares	|_|
    (see instructions).

 (11) Percent of class represented by amount in Row 9.
     2.3%

 (12) Type of reporting person (see instructions).
     IN

 (1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

     Leheny, Rachel

 (2) Check the appropriate box if a member of a group (see instructions)  (a)|_|
                                                                          (b)|X|

 (3) SEC use only.

 (4) Citizenship or place of organization.
    United States

Number of shares beneficially owned by each reporting person with:

 (5) Sole voting power:
    0

 (6) Shared voting power:
    1,619,286

 (7) Sole dispositive power:
    0

 (8) Shared dispositive power:
    1,619,286

 (9) Aggregate amount beneficially owned by each reporting person.
    1,619,286

 (10) Check if the aggregate amount in Row (9) excludes certain shares	|_|
    (see instructions).

 (11) Percent of class represented by amount in Row 9.
     2.3%

 (12) Type of reporting person (see instructions).
     IN

 (1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

     GDK, Inc.

 (2) Check the appropriate box if a member of a group (see instructions)  (a)|_|
                                                                    	  (b)|X|

 (3) SEC use only.

 (4) Citizenship or place of organization.
    British Virgin Islands

Number of shares beneficially owned by each reporting person with:

 (5) Sole voting power:
    0

 (6) Shared voting power:
    8,176

 (7) Sole dispositive power:
    0

 (8) Shared dispositive power:
    8,176

 (9) Aggregate amount beneficially owned by each reporting person.
    8,176

 (10)Check if the aggregate amount in Row (9) excludes certain shares	|_|
    (see instructions).

 (11)Percent of class represented by amount in Row 9.
    less than 0.1%

 (12)Type of reporting person (see instructions).
    BD

 (1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    A.R.T. Advisors, LLC

 (2) Check the appropriate box if a member of a group (see instructions)  (a)|_|
                                                                          (b)|X|

 (3) SEC use only.

 (4) Citizenship or place of organization.
    Delaware

Number of shares beneficially owned by each reporting person with:

 (5) Sole voting power:
    0

 (6) Shared voting power:
    8,176

 (7) Sole dispositive power:
    0

 (8) Shared dispositive power:
    8,176

 (9) Aggregate amount beneficially owned by each reporting person.
    8,176

 (10) Check if the aggregate amount in Row (9) excludes certain shares	|_|
    (see instructions).

 (11) Percent of class represented by amount in Row 9.
     less than 0.1%

 (12) Type of reporting person (see instructions).
     IA

 (1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Sosnick, Aaron

 (2) Check the appropriate box if a member of a group (see instructions)  (a)|_|
                                                                          (b)|X|

 (3) SEC use only.

 (4) Citizenship or place of organization.
    United States

Number of shares beneficially owned by each reporting person with:

 (5) Sole voting power:
    0

 (6) Shared voting power:
    8,176

 (7) Sole dispositive power:
    0

 (8) Shared dispositive power:
    8,176

 (9) Aggregate amount beneficially owned by each reporting person.
    8,176

 (10) Check if the aggregate amount in Row (9) excludes certain shares	|_|
    (see instructions).

 (11) Percent of class represented by amount in Row 9.
     less than 0.1%

 (12) Type of reporting person (see instructions).
     IN

 (1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

     Caxton Associates, L.L.C.

 (2) Check the appropriate box if a member of a group (see instructions)  (a)|_|
                                                                    	  (b)|X|

 (3) SEC use only.

 (4) Citizenship or place of organization.
    Delaware

    Number of shares beneficially owned by each reporting person with:
 (5) Sole voting power:
    0

 (6) Shared voting power:
    4,199,694

 (7) Sole dispositive power:
    0

 (8) Shared dispositive power:
    4,199,694

 (9) Aggregate amount beneficially owned by each reporting person.
    4,199,694

 (10)Check if the aggregate amount in Row (9) excludes certain shares	|_|
    (see instructions).

 (11)Percent of class represented by amount in Row 9.
    6.0%

 (12)Type of reporting person (see instructions).
    IA

 (1) Names and I.R.S. Identification Nos.(entities only) of reporting persons.

    Kovner, Bruce

 (2) Check the appropriate box if a member of a group (see instructions)  (a)|_|
                                                                          (b)|X|

 (3) SEC use only.

 (4) Citizenship or place of organization.
    United States

Number of shares beneficially owned by each reporting person with:
 (5) Sole voting power:
    277,500

 (6) Shared voting power:
    4,199,694

 (7) Sole dispositive power:
    277,500

 (8) Shared dispositive power:
    4,199,694

 (9) Aggregate amount beneficially owned by each reporting person.
    4,477,194

 (10) Check if the aggregate amount in Row (9) excludes certain shares	|_|
    (see instructions).

 (11) Percent of class represented by amount in Row 9.
     6.5%

 (12) Type of reporting person (see instructions).
     IN

Item 1(a). Name of Issuer:
           Vivus, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices:
	   1172 Castro Street
	   Mountain View, CA  94040

Item 2(a). Name of Person Filing:
(i)   Caxton International Limited ("Caxton International").
(ii)  Caxton Advantage Life Sciences Fund, L.P. ("Caxton Advantage").
(iii) Caxton Advantage Venture Partners, L.P. ("Caxton Advantage Venture"). Caxton Advantage Venture is the General Partner of Caxton Advantage. As a result of the foregoing, Caxton
      Advantage Venture may be deemed to have voting and dispositive power with respect to the securities of the Issuer owned by Caxton Advantage.
(iv) Advantage Life Sciences Partners, LLC ("Advantage Partners"). Advantage Partners is a General Partner of Caxton Advantage
      Venture. As a result of the foregoing, Advantage Partners may be deemed to have voting and dispositive power with respect to the securities of the Issuer owned by Caxton Advantage.
(v) CHHA LLC ("CHHA"). CHHA is the Administrative General Partner of Caxton Advantage Venture. As a result of the foregoing, CHHA may be deemed to have voting and dispositive power with respect to the securities of the Issuer owned by Caxton Advantage.
(vi) Caxton Health Holdings LLC ("Caxton Health"). Caxton Health is the manager of CHHA. As a result of the foregoing, Caxton Health may be deemed to have voting and dispositive power with respect to the securities of the Issuer owned by Caxton Advantage.
(vii) Mr. Eric W. Roberts. Mr. Roberts is a Principal of Advantage Partners and therefore may be deemed to beneficially own the securities of the Issuer owned by Caxton Advantage.
(viii)Ms. Rachel Leheny.  Ms. Leheny is a Principal of Advantage
      Partners and therefore may be deemed to beneficially own the securities of the Issuer owned by Caxton Advantage.
(ix)  GDK, Inc. ("GDK")
(x) A.R.T. Advisors, LLC ("A.R.T. Advisors") A.R.T. Advisors, as a result of the delegation of trading authority for GDK from Caxton Associates L.L.C. has voting and dispositive power with respect to the investments of GDK.
(xi) Mr. Aaron Sosnick. Mr. Sosnick is the Manager and majority beneficial owner of A.R.T. Advisors. As a result of the fore-going, Mr. Sosnick may be deemed to beneficially own the securities of the Issuer owned by GDK.
(xii) Caxton Associates, L.L.C. ("Caxton Associates").  Caxton
      Associates is the trading advisor to Caxton International and as such, has voting and dispositive power with respect to its investments. Caxton Associates may also be deemed to have beneficial ownership with respect to the investments of Caxton Advantage through its ownership of CHHA and Caxton Health.
(xiii)Mr. Bruce S. Kovner. Mr. Kovner is the Chairman of Caxton Associates and the sole shareholder of Caxton Corporation, the manager and majority owner of Caxton Associates. As a result of the foregoing, Mr. Kovner may be deemed to beneficially own the securities of the Issuer owned by Caxton International and Caxton Advantage.

Item 2(b). Address or Principal Business Office or, If None, Residence:
(i) The address of Caxton International is c/o Prime Management Limited, Mechanics Building, 12 Church Street, Hamilton HM11, Bermuda.
(ii)  The address of Caxton Advantage is 500 Park Avenue, New York,
      NY  10022.
(iii) The address of Caxton Advantage Venture is 500 Park Avenue,
      New York, NY  10022.
(iv)  The address of Advantage Partners is 500 Park Avenue, New York,
      NY  10022.
(v)   The address of CHHA is 500 Park Avenue, New York, NY  10022.
(vi)  The address of Caxton Health is 500 Park Avenue,
      New York, NY  10022.
(vii) The business address of Mr. Roberts is 500 Park Avenue,
      New York, NY  10022.
(viii)The business address of Ms. Leheny is 500 Park Avenue, New York,
      NY  10022.
(ix)  The address of GDK is c/o Prime Management Limited,
      Mechanics Building, 12 Church Street, Hamilton HM11,
      Bermuda.
(x)   The address of A.R.T. Advisors is 500 Park Avenue, New York,
      NY 10022
(xi)  The business address of Mr. Sosnick is 500 Park Avenue,
      New York, NY  10022.
(xii) The address of Caxton Associates is Princeton Plaza, Building 2, 731 Alexander Road, Princeton, NJ 08540.
(xiii)The business address of Mr. Kovner is 500 Park Avenue,
      New York, NY  10022.

Item 2(c). Citizenship:
(i)   Caxton International is a British Virgin Islands corporation.
(ii)  Caxton Advantage is a Delaware limited partnership.
(iii) Caxton Advantage Venture is a Delaware limited partnership.
(iv)  Advantage Partners is a Delaware limited liability company.
(v)   CHHA is a Delaware limited liability company.
(vi)  Caxton Health is a Delaware limited liability company.
(vii) Mr. Roberts is a United States citizen.
(viii)Ms. Leheny is a United States citizen.
(ix)  GDK is a British Virgin Islands corporation.
(x)   A.R.T. Advisors is a Delaware limited liability company.
(xi)  Mr. Sosnick is a United States citizen.
(xii) Caxton Associates is a Delaware limited liability company.
(xiii)Mr. Kovner is a United States citizen.

Item 2(d). Title of Class of Securities:
           Common Stock

Item 2(e). CUSIP No.:
           928551100

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
        (c), Check Whether the Person Filing is a:
           Not Applicable

If this statement is filed pursuant to Rule 13d-1(c), check this box. |X|

Item 4. Ownership

(a) Amount beneficially owned:
(i) The amount of shares of Common Stock beneficially owned by Caxton International is 2,572,232.
(ii) The amount of shares of Common Stock beneficially owned by Caxton Advantage is 1,619,286.
(iii) The amount of shares of Common Stock considered to be beneficially owned by Caxton Advantage Venture by reason of its voting and dispositive power with respect to Caxton Advantage is 1,619,286.
(iv) The amount of shares of Common Stock considered to be beneficially owned by Advantage Partners by reason of its voting and dispositive power with respect to Caxton Advantage is 1,619,286.
(v) The amount of shares of Common Stock considered to be beneficially owned by CHHA by reason of its voting and dispositive power with respect to Caxton Advantage is 1,619,286.
(vi) The amount of shares of Common Stock considered to be beneficially owned by Caxton Health by reason of its voting and dispositive power with respect to Caxton Advantage is 1,619,286.
(vii) The amount of shares of Common Stock considered to be beneficially owned by Mr. Roberts by reason of the voting and dispositive power of Advantage Partners is 1,619,286.
(viii)The amount of shares of Common Stock considered to be beneficially owned by Ms. Leheny by reason of the voting and dispositive power of Advantage Partners is 1,619,286.
(ix) The amount of shares of Common Stock beneficially owned by GDK is 8,176 .
(x) The amount of shares of Common Stock considered to be beneficially owned by A.R.T. Advisors by reason of its voting and dispositive powers with respect to GDK is 8,176.
(xi) Mr. Sosnick, by reason of being Manager and majority beneficial owner of A.R.T. Advisors may also be deemed to beneficially own the securities of the Issuer owned by GDK.
(xii) The amount of shares of Common Stock considered to be beneficially owned by Caxton Associates by reason of its voting and dispositive power is 4,199,694.
(xiii)Mr. Kovner, by reason of being Chairman of Caxton Associates and the sole shareholder of Caxton Corporation, the manager and majority owner of Caxton Associates, may also be deemed to beneficially own such shares. In addition, Mr. Kovner directly owns 277,500 shares of Common Stock in the Issuer.

Caxton International, Caxton Advantage, GDK, Inc and Mr. Bruce Kovner may be deemed to be acting as a group, however, each disclaims beneficial ownership of the shares beneficially owned by the others.


(b) Percent of class:

The percentages used herein are based upon the 69,038,760 shares of Common Stock reported to be outstanding as reflected in the Issuer's Prospectus filed with the Securities and Exchange Commission on August 5, 2008.


(i) Caxton International beneficially owns 3.7% of the Class of Common Stock.
(ii) Caxton Advantage beneficially owns 2.3% of the Class of Common Stock.
(iii) Caxton Advantage Venture is deemed to beneficially own
      2.3% of the Class of Common Stock.
(iv) Advantage Partners is deemed to beneficially own 2.3% of the Class of Common Stock.
(v) CHHA is deemed to beneficially own 2.3% of the Class of Common Stock.
(vi) Caxton Health is deemed to beneficially own 2.3% of the Class of Common Stock.
(vii) Mr. Roberts may be deemed to beneficially own 2.3% of the Class of Common Stock.
(viii)Ms. Leheny may be deemed to beneficially own 2.3% of the Class of Common Stock.
(ix) GDK beneficially owns less than 0.1% of the Class of Common Stock.
(x) A.R.T. Advisors is deemed to beneficially own less than 0.1% of the Class of Common Stock.
(xi) Mr. Sosnick may be deemed to beneficially own less than 0.1% of the Class of Common Stock.
(xii) Caxton Associates is deemed to beneficially own 6.0% of the Class of Common Stock.
(xiii)Mr. Kovner may be deemed to beneficially own 6.5% of the Class of Common Stock.

(c) Number of shares as to which Caxton International has:
	(i)    Sole power to vote or to direct the vote:  0
	(ii)   Shared power to vote or to direct the vote:  2,572,232
	(iii)  Sole power to dispose or to direct the disposition:  0
	(iv)   Shared power to dispose or to direct the disposition
       	       of:  2,572,232

    Number of shares as to which Caxton Advantage has:
	(i)    Sole power to vote or to direct the vote:  0
	(ii)   Shared power to vote or to direct the vote:  1,619,286
	(iii)  Sole power to dispose or to direct the disposition:  0
	(iv)   Shared power to dispose or to direct the disposition
       	       of:  1,619,286

   Number of shares as to which Caxton Advantage Venture has:
	(i)    Sole power to vote or to direct the vote:  0
	(ii)   Shared power to vote or to direct the vote:  1,619,286
	(iii)  Sole power to dispose or to direct the disposition:  0
	(iv)   Shared power to dispose or to direct the disposition
       	       of:  1,619,286

    Number of shares as to which Advantage Partners has:
	(i)    Sole power to vote or to direct the vote:  0
	(ii)   Shared power to vote or to direct the vote:  1,619,286
	(iii)  Sole power to dispose or to direct the disposition:  0
	(iv)   Shared power to dispose or to direct the disposition
       	       of:  1,619,286

    Number of shares as to which CHHA has:
	(i)    Sole power to vote or to direct the vote:  0
	(ii)   Shared power to vote or to direct the vote:  1,619,286
	(iii)  Sole power to dispose or to direct the disposition:  0
	(iv)   Shared power to dispose or to direct the disposition
       	       of:  1,619,286

    Number of shares as to which  Caxton Health has:
	(i)    Sole power to vote or to direct the vote:  0
	(ii)   Shared power to vote or to direct the vote:  1,619,286
	(iii)  Sole power to dispose or to direct the disposition:  0
	(iv)   Shared power to dispose or to direct the disposition
       	       of:  1,619,286

    Number of shares as to which Mr. Roberts has:
	(i)    Sole power to vote or to direct the vote:  0
	(ii)   Shared power to vote or to direct the vote:  1,619,286
	(iii)  Sole power to dispose or to direct the disposition:  0
	(iv)   Shared power to dispose or to direct the disposition
       	       of:  1,619,286

    Number of shares as to which Ms. Leheny has:
	(i)    Sole power to vote or to direct the vote:  0
	(ii)   Shared power to vote or to direct the vote:  1,619,286
	(iii)  Sole power to dispose or to direct the disposition:  0
	(iv)   Shared power to dispose or to direct the disposition
       	       of:  1,619,286

    Number of shares as to which GDK has:
	(i)    Sole power to vote or to direct the vote:  0
	(ii)   Shared power to vote or to direct the vote:  8,176
	(iii)  Sole power to dispose or to direct the disposition:  0
	(iv)   Shared power to dispose or to direct the disposition
               of:  8,176

    Number of shares as to which A.R.T. Advisors has:
	(i)    Sole power to vote or to direct the vote:  0
	(ii)   Shared power to vote or to direct the vote:  8,176
	(iii)  Sole power to dispose or to direct the disposition:  0
	(iv)   Shared power to dispose or to direct the disposition
               of:  8,176

    Number of shares as to which Mr. Sosnick has:
	(i)    Sole power to vote or to direct the vote:  0
	(ii)   Shared power to vote or to direct the vote:  8,176
	(iii)  Sole power to dispose or to direct the disposition:  0
	(iv)   Shared power to dispose or to direct the disposition
               of:  8,176

    Number of shares as to which Caxton Associates has:
	(i)    Sole power to vote or to direct the vote: 0
	(ii)   Shared power to vote or to direct the vote:  4,199,694
	(iii)  Sole power to dispose or to direct the disposition of:  0
	(iv)   Shared power to dispose or to direct the disposition
               of:   4,199,694

    Number of shares as to which Mr. Kovner has:
	(i)    Sole power to vote or to direct the vote: 277,500
	(ii)   Shared power to vote or to direct the vote:  4,477,194
	(iii)  Sole power to dispose or to direct the disposition of:
	       277,500
	(iv)   Shared power to dispose or to direct the disposition
               of:  4,477,194

Item 5. Ownership of 5 Percent or Less of a Class.

Not Applicable

Item 6. Ownership of More than 5 Percent on Behalf of Another Person.

Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

Not Applicable

Item 8. Identification and Classification of Members of the Group.

Not Applicable

Item 9. Notice of Dissolution of Group.

Not Applicable

Item 10. Certifications

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

					Caxton International Limited

Date: 8/15/2008				/s/ Joseph Kelly
					Name: Joseph Kelly
					Title: Vice President and Treasurer


Date: 8/15/2008		 		/s/ Maxwell Quin
					Name: Maxwell Quin
					Title: Vice President and Secretary


					Caxton Advantage Life Sciences
					  Fund, L.P.

Date: 8/15/2008				/s/ Eric W. Roberts
					Name: Eric W. Roberts
					Title: Member, Advantage Life Sciences
 					  Partners, LLC, Managing General
					  Partner, Caxton Advantage Venture
					  Partners, L.P., General Partner,
					  Caxton Advantage Life Sciences Fund,
					  L.P.


					Caxton Advantage Venture
					  Partners, L.P.

Date: 8/15/2008				/s/ Eric W. Roberts
					Name: Eric W. Roberts
					Title: Member, Advantage Life Sciences
 					  Partners, LLC, Managing General
					  Partner, Caxton Advantage Venture
					  Partners, L.P.


					Advantage Life Sciences Partners, LLC

Date: 8/15/2008				/s/ Eric W. Roberts
					Name: Eric W. Roberts
					Title: Member


					CHHA LLC

Date: 8/15/2008				/s/ Scott B. Bernstein
					Name: Scott B. Bernstein
					Title: Secretary


                                        Caxton Health Holdings LLC

Date: 8/15/2008				/s/ Scott B. Bernstein
					Name: Scott B. Bernstein
					Title: Secretary



Date: 8/15/2008				/s/ Eric W. Roberts
					Name: Eric W. Roberts
					Title: Member, Advantage Life Sciences
    					  Partners, LLC



Date: 8/15/2008				/s/ Rachel Leheny
					Name: Rachel Leheny
					Title: Member, Advantage Life Sciences
    					  Partners, LLC


					GDK, Inc.

Date: 8/15/2008				/s/ Joseph Kelly
					Name: Joseph Kelly
					Title: Vice President and Treasurer

Date: 8/15/2008	 			/s/ Maxwell Quin
					Name: Maxwell Quin
					Title: Vice President and Secretary

					A.R.T. Advisors, LLC

Date: 8/15/2008				/s/ Andrew Waldman
					Name: Andrew Waldman
					Title:  Authorized Representative

Date: 8/15/2008				/s/ Aaron Sosnick
					Name: Aaron Sosnick
					Title: signed by Andrew Waldman
					       as Authorized Representative


					Caxton Associates, L.L.C.

Date: 8/15/2008		 		/s/ Scott B. Bernstein
					Name: Scott B. Bernstein
					Title: Secretary


Date: 8/15/2008				/s/ Bruce S. Kovner
					Name: Bruce S. Kovner
					Title: signed by Scott B. Bernstein
					       as Attorney-in-Fact


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

ATTENTION: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001). (Secs. 3(b), 13(d)(1), 13(d)(2),
13(d)(5), 13(d)(6), 13(g)(1), 13(g)(2), 13(g)(5), 23, 48 Stat. 882, 894, 901;
sec. 203(a), 49 Stat. 704; sec. 8, 49 Stat. 1379; sec. 10, 78 Stat. 88a; sec.
2, 82 Stat. 454; secs. 1, 2, 84 Stat. 1497; secs. 3, 10, 18, 89 Stat. 97, 119,
155; secs. 202, 203, 91 Stat. 1494, 1498, 1499; (15 U.S.C. 78c(b), 78m(d)(1),
78m(d)(2), 78m(d)(5), 78m(d)(6), 78m(g)(1), 78m(g)(2), 78m(g)(5), 78w)) [43 FR
18499, Apr. 28, 1978, as amended at 43 FR 55756, Nov. 29, 1978; 44 FR 2148,
Jan. 9, 1979; 44 FR 11751, Mar. 2, 1979; 61 FR 49959, Sept. 24, 1996; 62 FR
35340, July 1, 1997; 63 FR 2867, Jan. 16, 1998; 63 FR 15287, Mar. 31, 1998]


Certification


The undersigned hereby certifies that the shares of Vivus, Inc.
purchased on behalf of Caxton International Limited and Caxton Advantage Life Sciences Fund, L.P., GDK, Inc and the shares owned by Mr. Kovner were not acquired and are not being held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



Date: 8/15/2008				/s/ Eric W. Roberts
					    Eric W. Roberts

					/s/ Andrew Waldman
					    Andrew Waldman

					/s/ Bruce S. Kovner
					    signed by Scott B. Bernstein
       					       as Attorney-in-Fact



			 JOINT ACQUISITION STATEMENT
                        PURSUANT TO RULE 13d-1(k) (1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

Dated: 8/15/2008

					Caxton International Limited

					/s/ Joseph Kelly
					Name: Joseph Kelly
					Title: Vice President and Treasurer

				  	/s/ Maxwell Quin
					Name: Maxwell Quin
					Title: Vice President and Secretary


					Caxton Advantage Life Sciences
					  Fund, L.P.

					/s/ Eric W. Roberts
					Name: Eric W. Roberts
					Title: Member, Advantage Life Sciences
 					  Partners, LLC, Managing General
					  Partner, Caxton Advantage Venture
					  Partners, L.P., General Partner,
					  Caxton Advantage Life Sciences Fund,
					  L.P.


					Caxton Advantage Venture
					  Partners, L.P.

					/s/ Eric W. Roberts
					Name: Eric W. Roberts
					Title: Member, Advantage Life Sciences
 					  Partners, LLC, Managing General
					  Partner, Caxton Advantage Venture
					  Partners, L.P.


					Advantage Life Sciences Partners, LLC

					/s/ Eric W. Roberts
					Name: Eric W. Roberts
					Title: Member


					CHHA LLC

					/s/ Scott B. Bernstein
					Name: Scott B. Bernstein
					Title: Secretary


                                        Caxton Health Holdings LLC

					/s/ Scott B. Bernstein
					Name: Scott B. Bernstein
					Title: Secretary


					/s/ Eric W. Roberts
					Name: Eric W. Roberts
					Title: Member, Advantage Life Sciences
    					  Partners, LLC



					/s/ Rachel Leheny
					Name: Rachel Leheny
					Title: Member, Advantage Life Sciences
    					  Partners, LLC


					GDK, Inc.

					/s/ Joseph Kelly
					Name: Joseph Kelly
					Title: Vice President and Treasurer

		 			/s/ Maxwell Quin
					Name: Maxwell Quin
					Title: Vice President and Secretary

					A.R.T. Advisors, LLC

					/s/ Andrew Waldman
					Name: Andrew Waldman
					Title:  Authorized Representative

					/s/ Aaron Sosnick
					Name: Aaron Sosnick
					Title: signed by Andrew Waldman
					       as Authorized Representative


 					Caxton Associates, L.L.C.

				 	/s/ Scott B. Bernstein
					Name: Scott B. Bernstein
					Title: Secretary


				  	/s/ Bruce S. Kovner
					Name: Bruce S. Kovner
					Title: signed by Scott B. Bernstein
       					       as Attorney-in-Fact